Exhibit 99.1

Date:	October 22, 2015	NEWS RELEASE

Hubbell Incorporated 40 Waterview Drive Shelton, CT 06484 475-882-4000
Contact: Maria R. Lee
HUBBELL REPORTS THIRD QUARTER RESULTS;
NET SALES OF $877 MILLION AND EARNINGS PER DILUTED SHARE OF $1.27, INCLUDING $0.13 OF RECLASSIFICATION COSTS

•	Net sales down 2% (-2% FX, +2% acquisitions, -2% organic)

•	Adjusted diluted EPS(1) up 1% to $1.53, excluding:

◦	Restructuring and related costs ($0.13)

◦	Costs associated with proposed share reclassification ($0.13)

•	Acquired natural gas components manufacturer

SHELTON, CT. (October 22, 2015) – Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2015.
Net sales in the third quarter of 2015 were $877.0 million, a decrease of 2% compared to the $895.3 million reported in the third quarter of 2014. Operating income in the quarter was $131.0 million as compared to $142.8 million in the same period of 2014. Excluding $11.9 million of restructuring and related costs, adjusted operating income was essentially flat year over year (1). The effective tax rate in the quarter was 35.1% compared to 32.9% in the third quarter of 2014. Excluding the impact of $7.4 million of non-deductible reclassification costs recorded in the third quarter of 2015, the adjusted effective tax rate for the quarter was 33.0% (1). Net income in the third quarter of 2015 was $73.3 million compared to $89.6 million reported in the comparable period of 2014. Earnings per diluted share for the third quarter of 2015 were $1.27, compared

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to $1.51 reported in the third quarter of 2014. Excluding restructuring and related costs and the costs associated with the proposed share reclassification, adjusted earnings per diluted share increased 1% to $1.53 (1). Free cash flow (defined as cash flow from operations less capital expenditures) was $76.6 million in the third quarter of 2015 versus $121.6 million reported in the comparable period of 2014.
For the first nine months of 2015, net sales were $2.6 billion, an increase of 2% compared to the same period last year. Operating income was $362.7 million compared to $391.3 million for the comparable period of 2014 and included $32.2 million of restructuring and related costs (1). The effective tax rate for the first nine months of 2015 was 33.1% compared to 32.9% reported in the first nine months of 2014. Excluding the impact of $7.4 million of non-deductible reclassification costs recorded in the third quarter of 2015, the adjusted effective tax rate was 32.4%(1). Net income in the first nine months of 2015 was $215.8 million compared to the $244.0 million for the comparable period of 2014. Earnings per diluted share were $3.71, compared to $4.10 reported for the comparable period of 2014. Excluding restructuring and related costs and the costs related with our proposed share reclassification, adjusted earnings per diluted share were $4.21(1). Free cash flow was $140.8 million compared to $195.7 million reported in the first nine months of 2014.

OPERATIONS REVIEW
“In the face of challenging end markets, we continued to execute on our One Hubbell strategy," said David G. Nord, Chairman, President and Chief Executive Officer. "During the quarter, we made investments to grow the business, took actions to improve our cost structure, and announced a plan to reclassify our common stock into a single class structure. We saw mixed results in our end markets, with expansion of construction-related markets and declines in certain industrial and energy-related markets.
"While macro trends continue to impact the business, we are focused on what we can control and, importantly, our cost reduction initiatives have begun to yield savings in line with our expectations. We continue to exit facilities, totaling eight this year. Additionally, actions to better align staffing levels with demand in weak markets are well underway, and we continue to execute plans to realize efficiencies in process and back-office activities.
"Our long-term strategy of supplementing market growth with acquisitions continued during the quarter with the purchase of a natural gas components manufacturer, and we are excited about its future contributions to Hubbell. We look forward to continuing to execute our strategic growth initiatives to drive enhanced value for our shareholders," continued Mr. Nord.

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SEGMENT REVIEW
The comments and year-over-year comparisons in this segment review are based on third quarter results in 2015 and 2014.
Electrical segment net sales in the third quarter of 2015 were $617.5 million compared to $641.6 million reported in the third quarter of 2014. Acquisitions added 2% to net sales in the quarter while the unfavorable impact of foreign currency translation reduced sales by 3%. Organic volume declined by 3% due to lower shipments in industrial and energy-related businesses partially offset by higher shipments in construction-related businesses. Operating income was $78.8 million, or 12.8% of net sales, compared to $92.6 million, or 14.4% of net sales, in the same period of 2014. Excluding restructuring and related costs, adjusted operating income was $88.8 million, or 14.4% of net sales (1). Excluding restructuring and related costs, the decrease in operating income was primarily due to lower volumes(1).
Power segment net sales in the third quarter of 2015 increased 2% to $259.5 million compared to $253.7 million reported in the third quarter of 2014. Acquisitions added 4% to net sales in the quarter while foreign currency translation reduced net sales by 2%. Organic sales were flat, with strength in telecommunications largely offset by lower transmission shipments. Compared to the third quarter of 2014, operating income increased 4% to $52.2 million, or 30 basis points to 20.1% of net sales. Excluding restructuring and related costs, operating income increased 8% and margin expanded 100 basis points (1). Both increases were primarily due to the favorable impact of material costs and price.

SUMMARY & OUTLOOK

Mr. Nord commented, “Recent order trends continue to show weakness, primarily in industrial businesses, and support our expectation of flat organic sales for the year. In addition, we anticipate acquisitions will contribute 3% to our net sales and foreign exchange will reduce our net sales by 2% on a full year basis. We now expect full year 2015 diluted earnings per share in the range of $4.95 to $5.05, which reflects the lower end of our prior range and includes approximately $0.45 of restructuring and related costs. The range excludes the costs related to the proposed share reclassification. If the transaction is completed by year end, we expect related costs to be approximately $0.35, of which $0.13 was incurred in the third quarter (1).

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"For 2016, we expect end markets to continue to be mixed, with modest growth in the aggregate. Strength in construction and growth in utility are expected to be partially offset by weak industrial and oil markets," Mr. Nord continued. "We expect continued restructuring and related initiatives to impact diluted earnings per share by approximately $0.25 to $0.35, as we reduce our variable and structural costs to better position the Company for sustainable profitable growth. And we expect to continue realizing the benefits of our cost reduction efforts, with $0.30 of incremental savings expected in 2016."
Previously Announced Proposed Share Reclassification
Mr. Nord said, "As announced in August, we are undertaking a plan to simplify our equity capital structure by creating a single class of Common Stock. The proposed reclassification will align voting rights with the economic interests of our shareholders and achieve the efficiencies associated with a single-class structure. Pending shareholder approvals and the satisfaction of other customary closing conditions, we expect the proposed reclassification of Hubbell's shares to close in late 2015 or early 2016. As previously announced, we intend to execute share repurchases of up to $250 million following the shareholder vote on the transaction."

Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about expectations regarding our financial results, the completion of our proposed reclassification, completed and future acquisitions, restructuring actions, improving our cost structure to support earnings growth, market conditions, foreign exchange rates, intent to repurchase shares, shareholder value creation, and other statements that are not strictly historic in nature. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated”, “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, “intend” and others. Such forward-looking statements are based on the Company's reasonable current expectations and involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: failure to receive the requisite approvals of our shareholders necessary to complete the reclassification; any other delays with respect to, or the failure to complete, the reclassification achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be

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outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiatives and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2014.

Additional Information
This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. On September 11, 2015, the Company initially filed with the U.S. Securities and Exchange Commission a registration statement on Form S-4, as amended, which contains a proxy statement/prospectus in connection with the proposed reclassification. Shareholders are urged to read the proxy statement/prospectus in its entirety because it contains important information. Shareholders will be able to obtain a free copy of the definitive proxy statement/prospectus (when available), as well as other filings containing information about the Company, without charge, at the SEC’s website, www.sec.gov, and on the Investor Relations page of Hubbell's web site at http://www.hubbell.com/Investor/SECFilings.aspx. Copies of the proxy statement/prospectus and other Company filings with the SEC can also be obtained, without charge, by directing a request to Hubbell Incorporated Investor Relations, by phone to (475) 882-4000, or in writing to Hubbell Incorporated, 40 Waterview Drive, Shelton, Connecticut, 06484.

The directors and executive officers of the Company and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed reclassification. Information regarding the Company’s directors and executive officers is available in the Company’s most recent proxy statement, dated March 18, 2015, for the Annual Meeting of Shareholders held on May 5, 2015, which was filed with the SEC on March 18, 2015, and the Company’s other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be contained in the definitive proxy statement/prospectus when it becomes available.

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About the Company
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2014 revenues of $3.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China (“China”), Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, China, India, Mexico, South Korea and countries in the Middle East. The corporate headquarters is located in Shelton, CT.
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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$877.0	$895.3	$2,560.7	$2,510.6
Cost of goods sold	585.9	599.1	1,732.8	1,676.9
Gross profit	291.1	296.2	827.9	833.7
Selling & administrative expenses	160.1	153.4	465.2	442.4
Operating income	131.0	142.8	362.7	391.3
Operating income as a % of Net sales	14.9%	15.9%	14.2%	15.6%
Interest expense, net	(7.6)	(7.5)	(22.7)	(22.0)
Other income (expense), net	(8.3)	(0.5)	(12.1)	(2.0)
Total other expense, net	(15.9)	(8.0)	(34.8)	(24.0)
Income before income taxes	115.1	134.8	327.9	367.3
Provision for income taxes	40.4	44.3	108.5	120.7
Net income	74.7	90.5	219.4	246.6
Less: Net income attributable to noncontrolling interest	1.4	0.9	3.6	2.6
Net income attributable to Hubbell	$73.3	$89.6	$215.8	$244.0
Earnings Per Share:
Basic	$1.27	$1.52	$3.73	$4.13
Diluted	$1.27	$1.51	$3.71	$4.10
Cash dividends per common share	$0.56	$0.50	$1.68	$1.50

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HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(unaudited)
(in millions)

	September 30, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$433.8	$653.9
Short-term investments	9.9	7.8
Accounts receivable, net	530.9	469.8
Inventories, net	527.0	441.8
Deferred taxes and other	64.5	56.1
TOTAL CURRENT ASSETS	1,566.1	1,629.4
Property, plant and equipment, net	411.0	401.2
Investments	47.4	44.1
Goodwill	928.5	874.7
Intangible assets, net	379.6	322.8
Other long-term assets	49.9	50.6
TOTAL ASSETS	$3,382.5	$3,322.8
LIABILITIES AND EQUITY
Short-term debt	$0.4	$1.4
Accounts payable	270.1	244.0
Accrued salaries, wages and employee benefits	67.5	76.0
Accrued insurance	54.2	47.8
Other accrued liabilities	161.3	130.0
TOTAL CURRENT LIABILITIES	553.5	499.2
Long-term debt	597.9	597.6
Other non-current liabilities	277.5	290.3
TOTAL LIABILITIES	1,428.9	1,387.1
Hubbell Shareholders’ Equity	1,943.9	1,927.1
Noncontrolling interest	9.7	8.6
TOTAL EQUITY	1,953.6	1,935.7
TOTAL LIABILITIES AND EQUITY	$3,382.5	$3,322.8

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(unaudited)
(in millions)

	Nine Months Ended September 30,
	2015	2014
Cash Flows From Operating Activities
Net income attributable to Hubbell	$215.8	$244.0
Depreciation and amortization	63.6	59.0
Stock-based compensation expense	10.8	9.9
Deferred income taxes	(10.8)	4.6
Changes in working capital	(73.8)	(84.2)
Contributions to defined benefit pension plans	(22.1)	(3.0)
Other, net	9.6	8.0
Net cash provided by operating activities	193.1	238.3
Cash Flows From Investing Activities
Capital expenditures	(52.3)	(42.6)
Acquisition of businesses, net of cash acquired	(163.3)	(163.9)
Net change in investments	(6.1)	2.0
Other, net	2.1	1.6
Net cash used in investing activities	(219.6)	(202.9)
Cash Flows From Financing Activities
Short-term debt borrowings, net	(1.0)	0.7
Payment of dividends	(97.2)	(88.6)
Repurchase of common shares	(76.0)	(35.0)
Proceeds from stock issuance, net	—	1.1
Other, net	(0.5)	6.0
Net cash used in financing activities	(174.7)	(115.8)
Effect of foreign exchange rate changes on cash and cash equivalents	(18.9)	(6.5)
(Decrease) increase in cash and cash equivalents	(220.1)	(86.9)
Cash and cash equivalents
Beginning of period	653.9	740.7
End of period	$433.8	$653.8

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HUBBELL INCORPORATED
Restructuring and Related Costs Included in Consolidated Results
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Restructuring and related costs included in Cost of goods sold (2)
Electrical	$6.3	—	$17.5	—
Power	0.7	—	3.0	—
Total	$7.0	$—	$20.5	$—
Restructuring and related costs included in Selling & administrative expenses (3)
Electrical	$3.7	$—	$9.1	$—
Power	1.2	—	2.6	—
Total	$4.9	$—	$11.7	$—

Impact on income before income taxes	$11.9	—	$32.2	—
Impact on Net income available to Hubbell common shareholders	7.9	—	21.7	—
Impact on Diluted earnings per share	$0.13	$—	$0.37	—

The Company incurred no restructuring and related costs in the three and nine months ended September 30, 2014.

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HUBBELL INCORPORATED
Earnings Per Share
(unaudited)
(in millions, except per share amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Numerator:
Net income attributable to Hubbell	$73.3	$89.6		$215.8	$244.0
Less: Earnings allocated to participating securities	(0.2)	(0.1)		(0.6)	(0.6)
Net income available to common shareholders (GAAP measure) [a]	$73.1	$89.5	(18)%	$215.2	$243.4	(12)%
Less: Restructuring and related costs, after tax	7.9	—		21.7	—
Less: Reclassification costs, after tax	7.4	—		7.4	—
Adjusted net income available to common shareholders (1) [b]	88.4	89.5	(1.2)%	244.3	243.4	0.4%

Denominator:
Average number of common shares outstanding [c]	57.7	58.9		57.8	59.0
Potential dilutive shares	0.2	0.5		0.3	0.4
Average number of diluted shares outstanding [d]	57.9	59.4		58.1	59.4

Earnings per share (GAAP measure):
Basic [a] / [c]	$1.27	$1.52		$3.73	$4.13
Diluted [a] / [d]	$1.27	$1.51	(16)%	$3.71	$4.10	(10)%

Adjusted earnings per diluted share (1) [b] / [d]	$1.53	$1.51	1%	$4.21	$4.10	3%

Full Year 2015
Earnings per diluted share (GAAP measure)	$4.60 - $4.70
Reclassification costs **	$0.35
Earnings per diluted share, excluding reclassification costs	$4.95 - $5.05
Restructuring and related costs	$0.45
Adjusted earnings per diluted share	$5.40 - $5.50

** On August 24, 2015, the Company announced a plan to reclassify its common stock to eliminate the existing two-class structure (the “Reclassification”).

In the third quarter of 2015 the Company incurred $7.4 million, or $0.13 per diluted share, of one-time costs related to the Reclassification (the "reclassification costs"), primarily relating to professional fees. Those reclassification costs are recognized in Other expense, net in the Condensed Consolidated Statement of Income and generally are not tax deductible. Certain other one-time reclassification costs that are generally not tax deductible and estimated to be $13 million, or approximately $0.22 per diluted share, including additional professional fees and the reimbursement of certain costs of Bessemer Trust Company, N.A. (the "Trustee"), are contingent upon closing the Reclassification, or upon certain other events of termination specified in the Reclassification Agreement between the Company and the Trustee (the "Reclassification Agreement"), and those additional reclassification costs will be recognized in the period the Reclassification is completed or upon the specified termination event.

Subject to shareholder approvals and the satisfaction of customary closing conditions, the Company expects to complete the Reclassification during the fourth quarter of 2015 or the first quarter of 2016.

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HUBBELL INCORPORATED
Segment Information
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Net Sales [a]	$877.0	$895.3	(2)%	$2,560.7	$2,510.6	2%

Operating Income
GAAP measure [b]	$131.0	$142.8	(8)%	$362.7	$391.3	(7)%
Restructuring and related costs	11.9	—		32.2	—
Adjusted operating income (1) [c]	$142.9	$142.8	—%	$394.9	$391.3	1%

Operating margin
GAAP measure [b] / [a]	14.9%	15.9%	-100 bps	14.2%	15.6%	-140 bps
Adjusted operating margin (1) [c] / [a]	16.3%	15.9%	+40 bps	15.4%	15.6%	-20 bps

Electrical segment	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Net Sales [a]	$617.5	$641.6	(4)%	$1,802.3	$1,792.8	1%

Operating Income
GAAP measure [b]	$78.8	$92.6	(15)%	$216.6	$256.2	(15)%
Restructuring and related costs	10.0	—		26.6	—
Adjusted operating income (1) [c]	$88.8	$92.6	(4)%	$243.2	$256.2	(5)%

Operating margin
GAAP measure [b] / [a]	12.8%	14.4%	-160 bps	12.0%	14.3%	-230 bps
Adjusted operating margin (1) [c] / [a]	14.4%	14.4%	0 bps	13.5%	14.3%	-80 bps

Power segment	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Net Sales [a]	$259.5	$253.7	2%	$758.4	$717.8	6%

Operating Income
GAAP measure [b]	$52.2	$50.2	4%	$146.1	$135.1	8%
Restructuring and related costs	1.9	—		5.6	—
Adjusted operating income (1) [c]	$54.1	$50.2	8%	$151.7	$135.1	12%

Operating margin
GAAP measure [b] / [a]	20.1%	19.8%	+30 bps	19.3%	18.8%	+50 bps
Adjusted operating margin (1) [c] / [a]	20.8%	19.8%	+100 bps	20.0%	18.8%	+120 bps

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HUBBELL INCORPORATED
Adjusted Effective Tax Rate
(unaudited)
(in millions)

Hubbell Incorporated	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Effective tax rate (GAAP measure)	35.1%	32.9%	+220 bps	33.1%	32.9%	+20 bps
Restructuring and related costs	0.1%	—%		—%	—%
Reclassification costs	2.0%	—%		0.7%	—%
Adjusted effective tax rate	33.0%	32.9%	+10 bps	32.4%	32.9%	-50 bps

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HUBBELL INCORPORATED
Debt to Capital and Free Cash Flow
(unaudited)
(in millions)
Ratios of Total Debt to Total Capital and Net Debt to Total Capital

	September 30, 2015	December 31, 2014
Total Debt	$598.3	$599.0
Total Hubbell Shareholders’ Equity	1,943.9	1,927.1
Total Capital	$2,542.2	$2,526.1
Total Debt to Total Capital	24%	24%
Total Debt	$598.3	$599.0
Less: Cash and cash equivalents	(433.8)	(653.9)
Investments	(57.3)	(51.9)
Net Debt	$107.2	$(106.8)
Net Debt to Total Capital (4)	4%	(4)%

Free Cash Flow Reconciliation

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net cash provided by operating activities	$94.4	$137.1	$193.1	$238.3
Less: Capital expenditures	(17.8)	(15.5)	(52.3)	(42.6)
Free cash flow (5)	$76.6	$121.6	$140.8	$195.7

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HUBBELL INCORPORATED
Footnotes

(1) In order to provide a comparison that we believe provides more useful information regarding our underlying performance from period to period and to allow readers to assess the impact of restructuring activities and business transformation initiatives on our results of operations, the Company refers adjusted operating income and adjusted operating margins, each of which exclude restructuring and related costs. The Company also refers to adjusted earnings per diluted share, adjusted net income available to common shareholders, each of which exclude restructuring and related costs as well as the direct costs associated with the proposed reclassification of the Company's common stock to eliminate its current two-class structure (the "reclassification costs"). The adjusted effective tax rate excludes the impact of non-deductible reclassification costs on the effective tax rate.

Restructuring costs support our cost reduction efforts involving the consolidation of manufacturing and distribution facilities and workforce reductions. Restructuring related costs are one-time costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes. Reclassification costs are the direct costs associated with the proposed reclassification of the Company's common stock to eliminate its current two-class structure and generally are not deductible. Each of the adjusted operating measures which exclude the impact of those costs are non-GAAP measures. Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure can be found in the Earnings Per Share Calculation and Segment Information tables within this press release.

(2) Restructuring and related costs is a non-GAAP measure that we believe is useful to assess the impact of restructuring activities and business transformation initiatives on our operating results. Restructuring costs are incurred to support our cost reduction efforts involving the consolidation of manufacturing and distribution facilities and workforce reductions. Restructuring related costs are one-time costs associated with our business transformation initiatives, including the consolidation of back-office functions and streamlining our processes. Restructuring and related costs recognized in Cost of goods sold for the three months ended September 30, 2015 includes restructuring costs of $5.0 million in the Electrical segment and $0.1 million in the Power segment. For the nine months ended September 30, 2015, restructuring and related costs recognized in Cost of goods sold include restructuring costs of $12.3 million in the Electrical segment and $0.8 million in the Power segment.

(3) Restructuring and related costs recognized in Selling & administrative expenses for the three months ended September 30, 2015 includes restructuring costs of $2.2 million in the Electrical segment and $0.5 million in the Power segment. For the nine months ended September 30, 2015, restructuring and related costs recognized in Selling & administrative expenses include restructuring costs of $5.4 million in the Electrical segment and $1.0 million in the Power segment.

(4) Net debt to total capital is a non-GAAP measure we believe is a useful measure for evaluating the Company's financial leverage and the ability to meet its funding needs.

(5) Free cash flow is a non-GAAP measure that we believe provides useful information regarding the Company's ability to generate cash without reliance on external financings. In addition, management uses free cash flow to evaluate the resources available for investments in the business, strategic acquisitions and further strengthening the balance sheet.

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